Exhibit 99.1

Contacts:
OPKO Corporate:	Pathogenics, Inc.	OPKO Media:
Steven D. Rubin	Fred Zotos	GendeLLindheim BioCom Partners
305 575-6000	781 556-1090	Barbara Lindheim
212 918-4650

OPKO HEALTH AND PATHOGENICS ANNOUNCE DATA PUBLICATION DEMONSTRATING THE POTENTIAL UTILITY OF NCT IN A SEVERE EYE INFECTION

— In Vitro Data Shows OPKO’s Formulation of NCT Has Promising Activity Against Acanthamoeba Keratitis, a Serious Ocular Infection —
— Provides Additional Evidence That This Phase II Agent Has Good Tolerability and Broad Anti-Microbial Activity Against a Wide Range of Pathogens —

Miami, FL and Hingham, MA – February 25, 2008 – OPKO Health, Inc. (AMEX: OPK) and Pathogenics, Inc. (PTGN.PK) today announced the publication of preclinical data demonstrating the potential therapeutic utility of their proprietary formulation of N-Chlorotaurine (NCT) in the treatment of Acanthamoeba keratitis (AK), a serious eye infection that can result in vision impairment or blindness.  AK, which in its ocular form most commonly infects contact lens wearers, is caused by a microscopic amoeba parasite that is present in water, soil and air.  Current treatments for ocular AK are potentially toxic and difficult-to-handle.  The study was published in the current edition of Antimicrobial Agents and Chemotherapy.*

Led by Dr. Ursula Fϋrnkranz of the Clinical Institute of Hygiene and Medical Microbiology, Medical University of Vienna, Austria, the study authors assessed NCT’s microbicidal effect on different strains of the parasite Acanthamoeba, including both the free-living and difficult-to-treat cystic form.  The authors showed that, in vitro, NCT clearly demonstrated amoebicidal activity at concentrations that are likely to be well tolerated in humans.  They also reported that co-treatment with ammonium chloride appeared to further enhance NCT’s anti-parasitic activity, including its activity against Acanthamoeba cysts, resulting in the complete loss of viability of the infection-causing parasites.  The authors concluded that NCT might be useful as a topical drug for the treatment of AK infections.

NCT is a derivative of a naturally occurring substance in the body with broad anti-microbial properties.  OPKO has in-licensed exclusive worldwide development and commercialization rights to a proprietary formulation of NCT for ocular uses from Pathogenics, Inc.  OPKO is currently developing NCT for the treatment of viral conjunctivitis, while Pathogenics is assessing NCT in Phase II studies for topical and body cavity infections.

“These encouraging new data provide further evidence of the safety and anti-microbial efficacy of ACU-NCT-001, OPKO’s formulation of N-Chlorotaurine,” said Samuel Reich, Executive Vice President of OPKO Ophthalmics.  “If the broad spectrum activity of NCT continues to be confirmed in clinical trials, its combination of tolerability and anti-infective efficacy could make it a potentially valuable new agent for addressing a variety of ocular infections.”

NCT has been shown to have promising anti-microbial activity against bacteria, yeasts and molds, as well as antiviral activity against a number of viruses.  To date, NCT has been shown to be safe and well tolerated in multiple applications, including sinus and ear infections, as well as in viral conjunctivitis, or pink eye.  Its natural sterility and absence of preservatives make NCT especially well-suited for ocular applications.

About Acanthamoeba keratitis (AK)
Acanthamoeba keratitis is an infection of the transparent outer covering of the eye, or the cornea, caused by a microscopic, free-living amoeba.  Acanthamoeba is commonly found in water, soil and air.  AK infection is uncommon in healthy individuals, but contact lens wearers who improperly store or disinfect their lenses or who wear lenses while showering or swimming are at higher risk of developing an infection.  Current treatment regimens can last a year or more and include a combination of prescription eye medications.  Severe vision impairment or loss of the eye may occur, even if the condition is diagnosed early and managed appropriately.

* “Cytotoxic Activity of N-Chlorotaurine on Acanthamoeba spp,” Antimicrobial Agents and Chemotherapy. (Fϋrnkranz, U et al. Antimocrob. Agents Chemother.2008;52:470-476).

About Pathogenics, Inc.
Pathogenics, Inc. (PTGN.PK) is a biopharmaceutical company focused on developing its proprietary formulations of N-Chlorotaurine (NCT) for the treatment or prevention of infections.  After NCT kills a pathogen, the agent quickly breaks down into natural substances already found in the human body, and therefore it is likely to be extremely safe, non-toxic and hypoallergenic.  Unlike antibiotics, the way NCT kills pathogens prevents development of drug resistance.  NCT has successfully completed Phase II studies for several topical and body cavity infections.  For more information, visit the company’s website at www.pathogenics.com

About OPKO Health, Inc.
Miami-based OPKO is a specialty healthcare company.  Its lead investigational drug, the pioneering gene silencing agent bevasiranib, has entered a pivotal Phase III trial after successfully completing Phase II trials for wet age-related macular degeneration and diabetic macular edema.  OPKO is developing a pipeline of novel agents for ophthalmic diseases and markets innovative diagnostic imaging systems that complement the company’s therapeutic products.  For more information visit the company’s website at www.opko.com.

This press release contains "forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the potential utility and benefits of NCT in treating serious ocular infections, and our ability to develop a preclinical pipeline of novel agents for ophthalmic diseases and to develop NCT as a treatment for viral conjunctivitis, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include  those factors described in our filings with the Securities and Exchange Commission, as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments, including the risks that enrollment of patients for the Phase III clinical trial for bevasiranib, may not be successful, that the Phase III clinical trial itself may not be completed on a timely basis or at all, that any of our compounds under development, including bevasiranib and NCT, may fail, may not achieve the expected results or effectiveness and may not generate data that would support the approval or marketing of products for the indications being studied or for other indications. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, patent positions and litigation, among other factors.  The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.
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